UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

ScanSource, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	000-26926	57-0965380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Logue Court

Greenville, South Carolina 29615

(Address of principal executive offices) (zip code)

(864) 288-2432

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

(b)

As previously announced, Mr. Richard P. Cleys, currently Vice President and Chief Financial Officer of ScanSource, Inc. (the “Company”), has elected to retire, effective December 31, 2012. In connection with Mr. Cleys’ retirement, the Company will pay Mr. Cleys total cash compensation of $208,000, which is approximately equal to six months of the amount of his annualized cash compensation under his employment agreement. The Company will also provide Mr. Cleys with a COBRA subsidy and other health insurance benefits, in an amount not to exceed $26,400, as well as pay for retirement and professional transition services up to $10,000.

Mr. Cleys has agreed to forfeit certain unexercised stock options, in return for which the Company will not seek reimbursement of $13,443 that was previously paid by the Company on Mr. Cleys’ behalf relating to the application of Section 409A of the Internal Revenue Code of 1986 to previously awarded stock options.

(c)

On December 12, 2012, Mr. Charles Mathis accepted the position as the Company’s Vice President and Chief Financial Officer. Mr. Mathis’ appointment as CFO will be effective December 17, 2012.

Mr. Mathis, 53, previously was the Chief Financial Officer (“CFO”) of Force Protection, Inc. from 2008 to 2012. While Mr. Mathis served as CFO, Force Protection, Inc. was a NASDAQ-listed defense contractor and manufacturer of heavy duty armored vehicles based in Ladson, South Carolina. Force Protection was recently acquired by General Dynamics. Prior to becoming CFO at Force Protection, from 2006 to 2008 Mr. Mathis was the CFO of EFW, Inc. (Elbit Systems, North America), a U.S. subsidiary of Israeli defense manufacturer Elbit Systems Ltd. From 2002 to 2006 Mr. Mathis was employed by Enpro Industries as the Vice President, Finance and Information Technology for the Fairbanks Morse Engine division.

In connection with the appointment, Mr. Mathis entered into an employment agreement with the Company (the “Employment Agreement”) with an effective date of December 17, 2012. The term of the agreement ends on June 30, 2014; provided, however, that if a change in control (as defined in the agreement) occurs during that period, the Employment Agreement will be effective until the later of June 30, 2014, or the first anniversary of the change in control.

The Employment Agreement provides for, among other things, a base salary of $325,000 per year and a bonus opportunity of up to $150,000 per year based on the Company’s return on invested capital, growth in operating income, and an accounts receivable aging metric determined by the Chief Executive Officer.

The Employment Agreement also provides that: (1) if Mr. Mathis’s employment is terminated by the Company other than for cause, death, disability or retirement (as defined in the agreement); (2) if Mr. Mathis’s employment is terminated due to the normal expiration of the employment period or is terminated within 60 days after the end of the employment period (for reasons other than cause, death, disability or retirement); or (3) if Mr. Mathis resigns for good reason (as defined in the agreement), the Company will be required to pay or provide Mr. Mathis his accrued salary and other amounts or benefits earned through the date of termination. In such instances, the Company will also be required to provide severance benefits consisting of a bonus equal to the pro rata portion of the annual incentive compensation that would otherwise be payable if Mr. Mathis had continued employment through the end of the fiscal year, based on actual performance, and severance benefits of an amount equal to the highest combined annual base salary and variable compensation earned by Mr. Mathis (including any amounts earned but deferred) during the three fiscal years prior to Mr. Mathis’s termination and an additional month of severance benefits for every year that Mr. Mathis has been employed by the Company after ten consecutive years of employment with the Company; provided, however, that the total amount of severance benefits will not exceed an amount equal to two times the highest combined annual salary and bonus earned by Mr. Mathis from the Company, including any such amounts earned but deferred, in the last three years prior to the date of termination. If Mr. Mathis’s employment termination occurs within 12 months after or otherwise in contemplation of a change in control, the severance benefits to Mr. Mathis will consist of a pro-rata annual bonus and a single year of compensation in an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to his or her termination, multiplied by two.

In addition, for up to 24 months following Mr. Mathis’s termination from employment, or earlier if he becomes entitled to receive medical and dental insurance benefits under another group plan, the Company will reimburse Mr. Mathis on a monthly basis for payments made by him toward medical and dental insurance benefits that are in excess of the monthly rates paid by active employees of the Company for such benefits. Mr. Mathis’s receipt of these severance benefits will be subject to his execution of a release of claims in a form customarily used by the Company upon a senior executive officer’s termination of employment.

If the Company does not renew the Employment Agreement at the end of the term or enter into a new employment agreement with Mr. Mathis with the same or similar terms as provided under the Employment Agreement at the end of the term, Mr. Mathis may (1) voluntarily resign from employment with the Company as of the end of the term and the Company will be required to pay Mr. Mathis an amount equal to one times the highest combined annual base salary and variable compensation earned by Mr. Mathis from the Company, including any amounts earned but deferred, in the last three fiscal years before the end of the term, provided that Mr. Mathis is not entitled to also receive the severance benefits described above, or (2) Mr. Mathis may elect to continue employment with the Company on an at-will basis and, for a maximum of one year following the end of the term, receive the same annual base salary and incentive compensation opportunity as in effect during the last year of the Employment Agreement.

To the extent required by applicable law, the Employment Agreement provides that the Company shall have a clawback policy. In addition, the Employment Agreement requires Mr. Mathis not to, during the term of his employment and for a period of two years following the termination of employment: (a) disclose or use the Company’s confidential information or trade secrets; (b) compete with the Company; (c) solicit certain customers or suppliers and certain prospective customers or suppliers of the Company; (d) solicit certain employees to leave the Company; or (e) disparage the Company.

In addition, in connection with entering into the Employment Agreement, the Compensation Committee of the Company’s Board of Directors approved the grant of a non-qualified stock option award (“Award”) to Mr. Mathis for the purchase of 10,000 shares of the Company’s common stock, with the grant to occur on the grant date established by the Company’s equity grant policy. The Award is subject to the terms and conditions described in the stock option award certificate (“Award Certificate”). The Award may vest in three tranches, one-third on each of the anniversaries of the grant date, as long as Mr. Mathis has been continuously employed by the Company through the date of vesting. The term of the Award is for 10 years, expiring on the tenth anniversary of the grant date. The Award Certificate provides that if Mr. Mathis’s employment with the Company terminates due to retirement, due to death or disability while employed, or within 12 months after a change in control without cause or for good reason, the Award will be deemed earned and vested with respect to all of the options underlying the Award as of the date of termination. To the extent not previously exercised, the Award will lapse (a) 3 months after the termination of Mr. Mathis for any reason other than termination for cause or by reason of his death or disability; (b) 12 months after the date of termination by reason of disability; (c) 12 months after Mr. Mathis’s death, if he dies while employed or during the 3 month period described in (a) above or during the 12 month period described in (b) above; or (d) on the date of the termination of employment if such termination is for cause. The shares shall be issued under, and subject to the terms of, the Company’s Amended and Restated 2002 Long-Term Incentive Plan (or other applicable plan).

A copy of the Company’s press release dated December 13, 2012, announcing the appointment of Mr. Mathis, is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by ScanSource, Inc. dated December 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

	By:	/s/ Michael L. Baur
December 13, 2012	Name: Its:	Michael L. Baur Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by ScanSource, Inc. dated December 13, 2012.

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